EXHIBIT 77C

Great-West Variable Annuity Account A, Annual Meeting of Shareholders


The Annual Meeting of Shareholders was held on April 20, 2001 at 8515 East Orchard Road, Greenwood Village, Colorado for the following purposes:


1. To ratify or reject Deloitte & Touche, LLP as independent auditors for Account A for the fiscal year ending December 31, 2001. The votes cast in this matter were:

         For           215889.00
         Against        66561.64
         Abstain        68815.78

2. To elect five members of the Variable Annuity Account A Committee to serve until their successors are elected and qualified. The shareholders approved the election of each Committee Member. The votes cast in this matter were:


                                 FOR            AGAINST      ABSTAIN
--------------------------------------------------------------------
Rex Jennings                     218143.12      0.00         0.00
Mitchell T.G. Graye              218143.12      0.00         0.00
Sanford Zisman                   218143.12      0.00         0.00
Richard P. Koeppe, Ph.D.         218143.12      0.00         0.00
William Thomas McCallum          218143.12      0.00         0.00

These are the names of all Committee Members.